Exhibit 99.1

Aeglea BioTherapeutics Announces First Quarter 2016 Financial Results

Austin, Texas, May 19, 2016 - Aeglea BioTherapeutics, Inc., (NASDAQ: AGLE) a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat inborn errors of metabolism and cancer, today reported financial results for the quarter ended March 31, 2016.

“The proceeds resulting from our April initial public offering will support our capital needs through the first quarter of 2018, allowing the Company to focus on clinical development activities of our lead product candidate AEB1102, in the rare disease Arginase I deficiency and in cancer, both of which are areas where we believe AEB1102 has the potential to transform the lives of these patients,” said David G. Lowe, PhD, co-founder, president and chief executive officer of Aeglea. “Our Phase 1 clinical trial with AEB1102 in patients with advanced solid tumors has provided clinical proof of mechanism on arginine depletion. We look to begin additional clinical trials for AEB1102 in mid-2016 in patients with either the hematological malignancy acute myelogenous leukemia (AML), or myelodysplastic syndrome (MDS), and separately, those with Arginase I deficiency, ultimately creating the opportunity to provide a clinical update in late 2016.”

Recent Highlights

•	Completed an initial public offering (IPO) in April 2016 raising approximately $47.3 million in net proceeds.
•	Strengthened the leadership team in May 2016 with the appointment of Dr. Sandra Rojas-Caro to the position of chief medical officer.
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Announced an effective investigational new drug application (IND) in January 2016 for AEB1102 in patients with Arginase I deficiency. Aeglea intends to initiate a Phase 1 dose escalation trial in effected patients in the first half of 2016.

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Announced an effective IND in March 2016 for AEB1102 for the treatment of hematological malignancies in patients with relapsed and refractory AML and MDS. Aeglea intends to begin the Phase 1 dose escalation trial in the first half of 2016.

First Quarter 2016 Financial Results

At March 31, 2016, Aeglea had available cash, cash equivalents and marketable securities of $29.1 million, which does not include approximately $47.3 million in net proceeds from the April IPO. Management believes that Aeglea has sufficient capital resources to fund anticipated operations through the first quarter of 2018.

Grant revenue of $0.9 million was recognized in the first quarter of 2016 and is recorded as qualifying expenses are incurred. The grant revenue is the result of a $19.8 million research grant from the Cancer Prevention and Research Institute of Texas (CPRIT) that runs through May 31, 2017. There was no grant revenue in the first quarter of 2015, as the grant agreement was executed in the second quarter of 2015.

Research and development expenses totaled $3.6 million for the first quarter of 2016, compared with $1.6 million for the first quarter of 2015. The increase was primarily associated with the increased nonclinical and clinical activity for Aeglea’s lead product candidate AEB1102, as Aeglea continued a Phase 1 dose escalation trial in patients with advanced solid tumors and prepared for Phase 1 clinical trials for AEB1102 in hematological malignancies and Arginase I deficiency.

General and administrative expenses totaled $1.8 million for the first quarter of 2016, compared to $0.8 million in the first quarter of 2015. This increase was primarily due to increased employee compensation and the costs associated with preparing to be a public company.

Net loss totaled $4.5 million and $2.5 million for the first quarters 2016 and 2015, respectively.

About Aeglea BioTherapeutics

Aeglea is a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat inborn errors of metabolism and cancer. The company’s engineered human enzymes are designed to degrade specific amino acids in the blood in order to reduce toxic levels of amino acids in inborn errors of metabolism or to exploit the dependence of certain cancers on specific amino acids. In addition to the ongoing Phase 1 clinical trial in patients with solid tumors with its lead product candidate AEB1102, Aeglea expects to begin trials in 2016 of AEB1102 in patients with Arginase I deficiency and for the treatment of hematological malignancies in patients with relapsed and refractory AML and MDS. The company is building a pipeline of additional product candidates targeting key amino acids, including AEB4104, which degrades homocystine, a target for an inborn error of metabolism, as well as two potential treatments for cancer, AEB3103, which degrades cysteine/cystine, and AEB2109, which degrades methionine.  For more information, visit http://aegleabio.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our cash forecasts, the timing and success of our clinical trials, success in our collaborations and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Financials

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$24,016	$29,294
Marketable securities	4,970	3,768
Restricted cash	80	80
Accounts receivable - grant	1,618	1,697
Deferred offering costs	3,195	2,535
Prepaid expenses and other current assets	1,325	912
Total current assets	35,204	38,286
Property and equipment, net	321	348
Other non-current assets	18	20
TOTAL ASSETS	$35,543	$38,654

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$509	$176
Accrued and other current liabilities	3,311	2,347
Total current liabilities	3,820	2,523
Other non-current liabilities	22	27
TOTAL LIABILITIES	3,842	2,550
Commitments (Note 10 and 12)

Series A convertible preferred stock, $0.0001 par value; 2,172,524 shares authorized as of March 31, 2016 and December 31, 2015; 2,172,520 shares issued and outstanding as of March 31, 2016 and December 31, 2015	13,573	13,573
Series B convertible preferred stock, $0.0001 par value; 5,008,210 shares authorized as of March 31, 2016 and December 31, 2015; 4,999,976 shares issued and outstanding as of March 31, 2016 and December 31, 2015	44,738	44,738

STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value; 25,000,000 authorized as of March 31, 2016 and December 31, 2015; 757,336 shares issued and outstanding as of March 31, 2016 and December 31, 2015	—	—
Additional paid-in capital	1,513	1,373
Accumulated other comprehensive income (loss)	3	(1)
Accumulated deficit	(28,126)	(23,579)
TOTAL STOCKHOLDERS’ DEFICIT	(26,610)	(22,207)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT	$35,543	$38,654

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenues:
Grant	$859	$—

Operating expenses:
Research and development	$3,596	$1,622
General and administrative	1,830	847
Total operating expenses	5,426	2,469
Loss from operations	(4,567)	(2,469)

Other income (expense):
Interest income	26	1
Other expense, net	(6)	—
Total other income (expense)	20	1
Net loss	$(4,547)	$(2,468)

Deemed dividend to convertible preferred stockholders	—	(228)
Net loss attributable to common stockholders	$(4,547)	$(2,696)
Net loss per share attributable to common stockholders, basic and diluted	$(7.10)	$(4.71)
Weighted-average common shares outstanding, basic and diluted	640,699	573,172

Media Contacts:

Ina McGuinness

BrewLife

805.427.1372

imcguinness@brewlife.com